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                                                                   EXHIBIT 10.19

                     Approved by the Benefits Officer 12/20/01

                                 AMENDMENT NO. 1
                                     TO THE
                            TIME WARNER ENTERTAINMENT
                           DEFERRED COMPENSATION PLAN
                   (AMENDED AND RESTATED AS OF AUGUST 1, 2001)


1.       Section 3.6(b) is amended to read as follows:

                  (b) Each Eligible Employee, whose compensation is payable under an employment agreement with an Employing Company which provides for deferred compensation, may elect to have transferred to and deferred under his or her Deferred Compensation Account in the Plan the balance, in whole or in part, of the compensation previously deferred under such agreement, subject to the terms thereof. Such an election can be made at any time, but only once in the Eligible Employee's lifetime. Notwithstanding the foregoing, an Eligible Employee who has made an election to defer compensation under an employment agreement may, prior to the date that such compensation would be payable but for such election, make a subsequent election directing that the deferral be made under the Plan instead of under the employment agreement.

2.       Section 4.4 is amended to read as follows:

         4.4 CHANGES IN INVESTMENT DIRECTION. A Participant or Inactive Participant may make one Investment Direction in each calendar quarter, separately with respect to either or both new deferrals or previous deferrals and any earnings thereon; provided, however, that one additional Investment Direction may be made in the fourth quarter of 2001, also separately with respect to either or both new deferrals or previous deferrals and any earnings thereon.

3.       Items 1 and 2 are effective October 15, 2001.